As filed with the Securities and Exchange Commission on March 3, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MariaDB plc

(Exact name of registrant as specified in its charter)

Ireland (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)
699 Veterans Blvd Redwood City, CA 94063 (855) 562-7423

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MariaDB plc 2022 Equity Incentive Plan

MariaDB Corporation Ab Summer 2022 USA Share Option Plan

MariaDB Corporation Ab Amended and Restated Global Share Option Plan 2017 USA

MariaDB Corporation Ab Global Share Option Plan 2017

SkySQL Corporation Ab Global Share Option Plan 2014 USA

SkySQL Corporation Ab Global Share Option Plan 2014

SkySQL Corporation Ab Global Share Option Plan 2012 USA

SkySQL Corporation Ab Global Share Option Plan 2012 Europe

SkySQL Corporation Ab Global Share Option Plan 2010 USA

SkySQL Corporation Ab Global Share Option Plan 2010 Europe

SkySQL Corporation Ab Global Share Option Plan 2010 Europe (France/Sweden)

(Full title of the plans)

Michael Howard

Chief Executive Officer

699 Veterans Blvd

Redwood City, CA 94063

(855) 562-7423

(Name, address, including zip code, and telephone number, including area code, of agent or service)

Copies to:

Jens M. Fischer Kelly Reinholdtsen Perkins Coie LLP 1201 Third Ave Suite 4900 Seattle, Washington 98101 (206) 359-8000	Patrick Spicer Fergus Bolster Matheson LLP 70 Sir John Rogerson’s Quay Dublin 2, Ireland +353 1 232 2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging growth company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

MariaDB plc (the “Registrant”) hereby incorporates by reference into this registration statement (this “Registration Statement”) the following documents filed with the Securities and Exchange Commission (the “SEC”):

(a)the Registrant’s prospectus filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the “Securities Act”), filed on October 24, 2022, relating to the Registration Statement on Form S-4, as amended (File No. 333-265755);
(b)the Registrant’s Current Report on Form 8-K, filed on December 22, 2022, which contains the audited financial statements of the Registrant for the fiscal year ended September 30, 2022, the latest fiscal year for which such financial statements have been filed;
(c)the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2022 (“Q1 2023”), filed on February 13, 2023, which contains unaudited financial statements for Q1 2023 of the Registrant;
(d)the Registrant’s Current Report on Form 8-K filed on January 4, 2023 (excluding any portions of the report deemed to have been furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and
(e)the description of the Registrant’s ordinary shares (“Ordinary Shares”) contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-41571), filed on December 16, 2022, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is subject to the Irish Companies Act of 2014, as amended (the “Irish Companies Act”). Subject to exceptions, the Irish Companies Act does not permit a company to exempt a director or certain officers from, or indemnify a director or officer against, liability in connection with any negligence, default, breach of duty or breach of trust by a director or officer in relation to the company. The exceptions allow a company to (a) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and (b) indemnify a director or other officer against any liability incurred in defending proceedings, whether civil or criminal (i) in which judgement is given in his or her favor or in which he or she is acquitted or (ii) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

Under the Registrant’s Amended Memorandum and Articles of Association, subject to certain limitations and so far as may be permitted by the Irish Companies Act, each director, officer or employee, and each person who is or was serving at the Registrant’s request as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Registrant, shall be entitled to be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of the Registrant or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court. However, any such indemnity shall not be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Registrant unless and only to the extent that the courts of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Registrant’s Amended Memorandum and Articles of Association does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Irish law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other federal or state laws. Under the Registrant’s Amended Memorandum and Articles of Association, the Registrant can purchase insurance on behalf of any person whom it is required or permitted to indemnify.

The Registrant entered into deeds of indemnity with each member of our board of directors and each of our executive officers (as well as certain other officers). These deeds of indemnity require the Registrant to indemnify each director and executive officer (as well as the other officers’ signatory to such agreements), to the fullest extent permitted by Irish law, against damages, losses, liabilities, judgments, penalties, fines, amounts paid in settlement and reasonable expenses incurred in connection with any actual or threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, hearing or investigation to which the indemnitee is a party or other participant, or is threatened to be made a party or other participant, by reason of the fact that such person is or was serving as a director, officer, employee, agent or fiduciary of the Registrant or any of its subsidiaries, or by reason of the fact that such person was serving at the Registrant’s request as a director, officer, employee, agent or fiduciary of another entity. The deeds of indemnity also provide customary rights to advancement of expenses incurred by an indemnitee in connection with such proceedings.

In addition, MariaDB USA, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant, entered into indemnification agreements with each member of the Registrant’s board of directors and each of the Registrant’s executive officers (as well as certain other officers) that provide them similar rights to indemnification and advancement of expenses from MariaDB USA, Inc., to the fullest extent permitted by Delaware law.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation. The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The Registrant also entered into a deed of indemnity rights with Theodore Wang, who served as a director and the chief executive officer of Angel Pond Holdings Corporation (“APHC”) and is a member of the Registrant’s board of directors, to provide certain contractual indemnification rights. Pursuant to the deed of indemnity rights, the Registrant has agreed to provide Dr. Wang indemnification against losses and liabilities and rights to advancement of expenses and costs relating to claims, suits or proceedings arising from his service to APHC as director or officer occurring at or prior to the effective time of the merger contemplated by the Merger Agreement (the “Merger”). In addition, we have entered into deeds of indemnity rights on the same terms with certain other persons who served as directors and officers of APHC prior to the consummation of the Merger.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers, and (2) to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to any indemnification provision contained in the Registrant’s Amended Memorandum and Articles of Association or otherwise as a matter of law.

The limitation of liability and indemnification provisions that are in the Registrant’s Amended Memorandum and Articles of Association may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Registrant and its shareholders. Moreover, a shareholder’s investment may be harmed to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1*	Opinion of Matheson LLP regarding legality of the Ordinary Shares being registered
23.1*	Consent of MaloneBailey, LLP, Independent Registered Public Accounting Firm (with respect to MariaDB Corporation Ab)
23.2*	Consent of MaloneBailey, LLP, Independent Registered Public Accounting Firm (with respect to APHC)
23.3*	Consent of Matheson LLP (included in opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (see signature page)
99.1#	MariaDB plc 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K (File No. 001-41571) filed with the SEC on December 22, 2022)
99.2#

MariaDB Corporation Ab Summer 2022 USA Share Option Plan and Form of Agreement (incorporated by reference to Exhibit 10.12 to the Registrant’s Current Report on Form 8-K (File No. 001-41571) filed with the SEC on December 22, 2022)

99.3#

MariaDB Corporation Ab Amended and Restated Global Share Option Plan 2017 USA and Form of Option Agreement (incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K (File No. 001-41571) filed with the SEC on December 22, 2022)

99.4#*	MariaDB Corporation Ab Global Share Option Plan 2017
99.5#

SkySQL Corporation Ab Global Share Option Plan 2014 USA (incorporated by reference to Exhibit 10.14 to the Registrant’s Current Report on Form 8-K (File No. 001-41571) filed with the SEC on December 22, 2022)

99.6#*	SkySQL Corporation Ab Global Share Option Plan 2014
99.7#*	SkySQL Corporation Ab Global Share Option Plan 2012 USA
99.8#*	SkySQL Corporation Ab Global Share Option Plan 2012 Europe
99.9#*	SkySQL Corporation Ab Global Share Option Plan 2010 USA
99.10#*	SkySQL Corporation Ab Global Share Option Plan 2010 Europe
99.11#*	SkySQL Corporation Ab Global Share Option Plan 2010 Europe (France/Sweden)
107*	Filing Fee Table

*       Filed herewith.

#       Indicates a management contract or compensatory plan, contract or arrangement.

Item 9. Undertakings

A.The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(b)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(c)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on March 3, 2023.

MARIADB plc

By:	/s/ Michael Howard
Michael Howard Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael Howard and Roya Shakoori, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Michael Howard	Chief Executive Officer and	March 3, 2023
Michael Howard	Director (principal executive officer and principal financial officer)

/s/ Will Sanchez	Chief Accounting Officer (principal	March 3, 2023
Will Sanchez	accounting officer)

/s/ Alexander B. Suh	Director	March 3, 2023
Alexander B. Suh

/s/ Theodore T. Wang	Director	March 3, 2023
Theodore T. Wang

/s/ Christine Russell	Director	March 3, 2023
Christine Russell

/s/ Harold R. Berenson	Director	March 3, 2023
Harold R. Berenson

/s/ Jurgen Ingels	Director	March 3, 2023
Jurgen Ingels